                                                                 EXHIBIT 10.54





                                     [DATE]


[NAME AND ADDRESS OF EMPLOYEE]



Dear [EMPLOYEE NAME]:

         The Board of Directors of McLeod, Inc. (together with its subsidiaries, the "Company") considers excellent management to be essential to protecting and enhancing the best interests of the Company and its stockholders. Although no change of control of the Company is currently contemplated, the Board of Directors recognizes that the possibility of such a change of control may be unsettling to you and other officers of the Company and may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken (1) to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without financial or employment concerns arising from the possibility of such event, and (2) to enable such key employees to consider only the best interests of all stockholders and employees in negotiating with respect to such a change of control.

         This letter agreement sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Company is terminated after a "change in control of the Company" (as defined in SECTION 1) under the circumstances described below. This letter supersedes and replaces any prior agreement between you and the Company relating to the matters addressed herein.


1.    CHANGE OF CONTROL

         No benefits shall be payable hereunder unless there is a "Change of Control" of the Company, as set forth below, and your employment by the Company
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[EMPLOYEE NAME]
[DATE]
Page 2





terminates in accordance with SECTION 2. For purposes of this Agreement, a "Change of Control" of the Company means:

         (a) execution by the Company of an agreement for the merger of the Company into or with another Company, the result of which would be that the stockholders of the Company at the time of execution of such agreement would own less than 50% of the total equity of the company surviving the merger; or

         (b) the sale of assets of the Company having an aggregate book value of 40% or more of the total book value of all assets of the Company as shown on the then most recent annual audited financial statement of the Company; or

         (c) a change of control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that, without limitation, such a change of control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% of the Company's then outstanding securities; and provided further that no such change of control shall be deemed to have occurred as a result of the execution in April 1996 of an Investor Agreement among the Company, IES Investments Inc., Midwest Capital Group, Inc., MWR Investments, Inc., Clark and Mary McLeod, and certain other stockholders.

2.    TERMINATION FOLLOWING CHANGE OF CONTROL

         If any of the events described in SECTION 1 constituting a Change of Control of the Company occurs, you will be entitled to the benefits provided in
SECTION 3 upon (1) the subsequent voluntary termination of your employment within six months following the Change of Control; (2) the subsequent involuntary termination of your employment within 24 months following the Change of Control unless the termination is for Disability or Cause or because of your death or
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[EMPLOYEE NAME]
[DATE]
Page 3





Retirement, as these terms are defined below; or (3) the subsequent voluntary termination of your employment within 24 months following the Change of Control if your voluntary termination follows a Material Reduction in your responsibilities or compensation, as defined below.

         2.1.    DISABILITY

                 Termination by the Company of your employment based on "Disability" means termination because of your absence from your duties with the Company on a full-time basis for 180 consecutive business days as a result of your incapacity due to physical or mental illness.


         2.2.    RETIREMENT

                 Termination by the Company of your employment based on "Retirement" means termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

         2.3.    CAUSE

                 Termination by the Company of your employment for "Cause" means termination following (i) your engaging in a criminal act involving the Company, or (ii) your engaging in willful misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. In any event, you will not be deemed to have been terminated for Cause unless and until (1) you have been given reasonable written notice of the reasons for the termination, which notice sets a date and time for you to be heard by the Board of Directors of the Company as to the allegations against you; (2) you have been given the opportunity to appear before the Board of Directors, with your counsel, for the purpose of answering the allegations against you, at which time you or your counsel will have an opportunity to present evidence and to confront and cross-examine witnesses against you; (3) you have received a verbatim transcript of the proceedings before the Board of Directors; and (4) there shall have been delivered to you a copy of a Notice of Termination from the Chief Executive Officer or the Board of Directors of the Company, finding (after any hearing described in clause (2) above) that in the good faith opinion of the Board you were guilty of conduct referred to above in clauses (i) or (ii) of the first sentence
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[EMPLOYEE NAME]
[DATE]
Page 4





of this paragraph and specifying the particulars thereof in detail. You will not be required to move from the location at which you are principally employed at the time of the Change of Control, and any refusal by you to so move will not be construed as misconduct.

      2.4.    MATERIAL REDUCTION IN RESPONSIBILITIES OR COMPENSATION

                 Voluntary termination of your employment following a "Material Reduction" in responsibilities or compensation means your voluntary termination following (i) a reduction in your position so that you no longer occupy the position you held immediately before the Change of Control or a substantially similar position with an appropriate title, or (ii) a material reduction in your authority, duties, responsibilities or compensation.


      2.5.    NOTICE OF TERMINATION

                 Any purported termination of your employment by the Company will be communicated by written Notice of Termination to you. Any purported termination of your employment by you following a Material Reduction must be communicated by written Notice of Termination to the Company. For purposes of this Agreement, a "Notice of Termination" means a notice that indicates the specific reason(s) for the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

      2.6.    DATE OF TERMINATION

                 "Date of Termination" means:

                 (i) if your employment is terminated for Cause, the date specified in the Notice of Termination, which shall be not less than five business days after the date on which the Notice of Termination is given, or

                 (ii) if your employment is terminated for any other reason, five business days after the date on which the Notice of Termination is given.


3.    CERTAIN BENEFITS UPON TERMINATION

                 You will be entitled pursuant to SECTION 2 to the benefits described below if your employment is terminated as specified in SECTION 2.
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[EMPLOYEE NAME]
[DATE]
Page 5





         3.1.    COMPENSATION THROUGH DATE OF TERMINATION

                 The Company will pay you your "Full Compensation" through the Date of Termination. Full Compensation for the purpose of this subsection means your base salary at the rate in effect at the time Notice of Termination is given, plus credit for any vacation earned but not taken, plus any additional direct compensation or bonus payable to you with respect to any period ending on or before the Date of Termination, plus the pro rata portion of any quarterly and/or annual bonus that would have accrued with respect to any period during which the Date of Termination occurs if the Date of Termination had occurred after the end of such period and the Company's performance had entitled you to 100% of such bonus amount, prorated to the actual Date of Termination, less any payments thereto previously made.


         3.2.    LUMP SUM PAYMENT

                 On the Date of Termination, the Company will pay to you a lump sum amount equal to the product of 24 times the "Average Monthly Compensation" that was in effect during the 12 months immediately preceding the Change of Control or the Date of Termination, whichever is higher. Average Monthly Compensation for the purpose of this subsection means your base salary plus any additional direct compensation or bonus payable to you. If your compensation generally includes a bonus award but such bonus award has not yet been decided at the Date of Termination, then the bonus to be included to determine average monthly compensation shall be equal to the bonus paid to you for the previous 12-month period.

         3.3.    OPTIONS VEST

                 All outstanding options to purchase stock of the Company previously granted to you on or before the Change of Control will become immediately exercisable in full upon the giving of the Notice of Termination, irrespective of whether or not such options otherwise were exercisable on such date. Notwithstanding the provisions of any plan or agreement pursuant to which such options have been granted, you may direct the Company to apply some portion or all of the lump sum amount otherwise payable to you pursuant to
SECTION 3.2 toward partial or full payment of any exercise price payable to the Company with respect to your exercise of stock options.
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[EMPLOYEE NAME]
[DATE]
Page 6





         3.4.    "COBRA" BENEFITS

                 In connection with a Termination, the Company agrees that you may elect to continue coverage under the Company's group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended; if you do so the Company agrees to continue to pay the employer portion of the premiums for that coverage for the longer of (i) the period of your eligibility for benefits pursuant to Section 4980B from the Date of Termination, or (ii) 24 months from the Date of Termination.


         3.5.    CERTAIN LIMITATIONS

                 Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by you with the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to you (including groups or classes of participants or beneficiaries of which you are a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for you (a "Benefit Arrangement"), if you are a "disqualified individual," as defined in Section 280G(c) of the Internal Revenue Code, as amended, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested to the extent that:

                 (i) such right to exercise, vesting, payment, or benefit, taking into account all other rights, vesting, payments, or benefits to or for you under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause (as determined by you in your reasonable discretion) any rights, vesting, payments or benefits to you under this Agreement to be considered a "parachute payment" within the meaning of
                 Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"); and

                 (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by you from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be
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[EMPLOYEE NAME]
[DATE]
Page 7





                 received by you without causing any such right, vesting, payment or benefit to be considered a Parachute Payment.

In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, vesting, payments, or benefits to or for you under any Other Agreement or any Benefit Arrangement would cause you to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by you as described in clause (ii) of the preceding sentence, then you shall have the right, in your sole discretion, to designate those rights, vesting, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the rights, vesting, payments or benefits to you under this Agreement be deemed to be a Parachute Payment.



4.    RESTRICTIVE COVENANT

                 You will be subject to the restrictive covenant described below if your employment is terminated as specified in SECTION 2 and the benefits specified in SECTION 3 are paid to you.

      4.1.    COVENANT

                 For a two-year period following a Termination, you shall not, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business that (a) competes with any activity of the Company conducted at any time during the two years prior to the Termination, or conducted during the six-month period following the Termination as a result of plans initiated prior to such termination, and (b) is located and/or conducts business within any of the states in which the Company conducted any business during the two years prior to the Termination or during the six-month period following the Termination as a result of plans initiated prior to such Termination. Further, during the restrictive period of this Agreement following any Termination, you shall not employ or associate with your own activities, directly or indirectly, any individual then employed in a management position by the Company.
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[EMPLOYEE NAME]
[DATE]
Page 8





         4.2.    ENFORCEABILITY OF COVENANT

                 You expressly agree that the duration and geographical area set forth in this SECTION 4 are reasonable, that the covenant shall be construed as an agreement independent of any other provision herein, and that the existence of any claim or cause of action by you against the Company, regardless of how arising, shall not constitute a defense to the enforcement by the Company of this SECTION 4. If any portion of the covenant is held by a court of law to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, so that each month of the specified period shall be deemed a separate period of time and each county within a particular state a separate geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against you.


         4.3.    PERMITTED EQUITY OWNERSHIP

                 Notwithstanding any statement contained in this Agreement to the contrary, legal or beneficial ownership by you of an equity interest that constitutes less than five percent of the outstanding voting power in a competitive corporation, at least one class of capital stock of that is publicly traded on a national or regional stock exchange or by means of an electronic interdealer quotation system, shall not be deemed to constitute a breach by you of the terms hereof.

         4.4.    REMEDIES FOR BREACH OF YOUR OBLIGATIONS

                 You agree that your services are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. You further agree that in the course of performing your services, you will have access to various types of proprietary information of the Company, that, if released to others or used by you other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable injury. Therefore, your obligations established under this Agreement shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.
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[EMPLOYEE NAME]
[DATE]
Page 9





5.    TERM OF AGREEMENT

            This Agreement will terminate at midnight on December 31, 2006 unless a Change of Control occurs during the six months preceding such date, in which case this Agreement will terminate on December 31, 2007; provided, however, that the restrictive covenant contained in SECTION 4 shall survive the termination of this Agreement.



6.    SUCCESSORS; BINDING AGREEMENT

            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" refers to the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. In any event, the rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any of the Company's successors or assigns. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you die while any amount hereunder remains to be paid to you, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.


7.    NOTICES

            For the purposes of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company should be directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company, or to such other address as
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[EMPLOYEE NAME]
[DATE]
Page 10





either party may have furnished to the other in writing in accordance herewith (and any notice of change of address will be effective only upon receipt).



8.    MISCELLANEOUS

           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement; provided, however, that this Agreement does not supersede or in any way limit the rights, duties or obligations you may have under any other written agreement with the Company. References herein to Sections are to Sections of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (excluding the choice of law provisions thereof).


9.    VALIDITY

           The invalidity or unenforceability of and provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


10.   COUNTERPARTS

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
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[EMPLOYEE NAME]
[DATE]
Page 11





           If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letters which will then constitute our agreement on this subject.


                                            Yours truly,

                                            McLEOD, INC.


                                            By:
                                                ------------------------------

Agreed to as of
                                     (Date)
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[EMPLOYEE NAME]